Exhibit 99.1

Wellesley Bancorp, Inc. Reports Record Results for the Quarter Ended March 31, 2018

WELLESLEY, Mass., April 26, 2018 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $1.4 million for the quarter ended March 31, 2018. These results compare to net income of $881 thousand for the quarter ended March 31, 2017. The results for the quarter represent an increase of 63.1% as compared to the prior year first quarter. Diluted earnings per share were $0.58 for the quarter ended March 31, 2018, up from $0.36 in 2017. Total assets were $821.9 million at March 31, 2018, an increase of $16.5 million, or 2.0%, from December 31, 2017.

Thomas J. Fontaine, President and Chief Executive Officer, said, "It is another quarter of progress for the Company. We achieved significant balance sheet and earnings growth. Profitable earnings growth and the tax law change produced a return on average assets of 0.71% and return on average equity of 9.49%. The current environment, though, is not without its challenges given rising deposit rates and an ultra-competitive loan environment. We remain committed to maintaining superior credit quality metrics along with an intense focus on growing core deposits."

First Quarter Earnings
Net income totaled $1.4 million for the quarter ended March 31, 2018, an increase of 63.1%, as compared to $881 thousand for the quarter ended March 31, 2017. Net interest income and non-interest income increased, partially offset by an increase in the provision for loan losses and non-interest expenses. Net income growth was aided by the decrease in the federal tax rate.

Net interest income. Net interest income increased $806 thousand, or 15.5%, to $6.0 million for the quarter ended March 31, 2018, as compared to the quarter ended March 31, 2017. This increase was driven primarily by the increase in the average balances of our loan portfolio, partially offset by higher interest expense from the increases in average balances of borrowings and deposits. The yield on earning assets for the first quarter ended March 31, 2018 was 3.95%, an increase of four basis points from the comparable quarter in 2017. Deposit and borrowing costs were 1.13% for the first quarter 2018, compared to 0.95% for the first quarter 2017. The net interest margin was 3.03% for the 2018 first quarter, compared to 3.14% for the comparable 2017 quarter, reflecting the increase in deposit and borrowing costs between the two periods partially offset by the increase in earning asset yields.

Non-interest income. Non-interest income totaled $578 thousand for the quarter ended March 31, 2018, an increase of $57 thousand, or 10.9%, compared to the prior year period. Wealth management fees increased $89 thousand, or 30.2%, compared to the quarter ended March 31, 2017, primarily due to an increase in assets under management. Total assets under management at Wellesley Investment Partners, including the Bank's investment portfolio, were $406.6 million at March 31, 2018, as compared to $328.1 million at March 31, 2017. Income from mortgage banking activities decreased $34 thousand, primarily due to lower sales of fixed rate mortgage loans from the previous year. Customer service fees increased $9 thousand mainly due to an increase in ATM network interchange fees.

Non-interest Expense. Non-interest expense totaled $4.6 million for the three months ended March 31, 2018, compared to $4.3 million for the three months ended March 31, 2017, an increase of $265 thousand. Salaries and employee benefits increased $112 thousand due to annual merit and benefit cost increases. Occupancy and equipment was higher by $22 thousand primarily due to rent and building maintenance increases. Professional fees were also higher by $25 thousand due primarily to an increase in legal and audit-related fees. Data processing costs increased $33 thousand and other general and administrative costs, such as advertising and insurance, increased $52 thousand and are attributable to expanding business volumes and operations. FDIC insurance costs increased $21 thousand, or 14.3%, due to higher assessment balances related to growth.

Income tax. Income tax expense was positively impacted this quarter by the change in the federal corporate tax rate from 34.0% to 21.0%. Our effective blended tax rate for the first quarter ended March 31, 2018 was 27.3% compared to 39.0% for the first quarter 2017.

Balance Sheet Growth
Total assets were $821.9 million at March 31, 2018, representing an increase of $16.5 million compared to $805.4 million at December 31, 2017. The increase was primarily related to an increase in cash and cash equivalents, partially offset by a decrease in the loan portfolio. Total liabilities increased $15.6 million due to deposits increasing $26.2 million, partially offset by a decrease in total borrowings of $9.7 million as compared to December 31, 2017.

Loans. Gross loans totaled $685.7 million at March 31, 2018, a decrease of $6.7 million, or 1.0%, as compared to December 31, 2017. Residential mortgage loans increased $10.4 million to $339.4 million at March 31, 2018, primarily due to growth in our adjustable-rate mortgage portfolio. Commercial and industrial loans decreased $8.9 million, or 13.2%, due to the departure of one credit-only relationship. Commercial real estate loans increased $2.2 million to $141.0 million. Construction loans decreased $12.2 million to $107.8 million at March 31, 2018, compared to $120.0 million at December 31, 2017, associated with the successful completion and sale of several construction loan projects.

Deposits. Deposits increased $26.2 million to $642.9 million at March 31, 2018. Certificates of deposit increased $18.0 million, or 7.7%, to $251.3 million. Demand deposits and NOW accounts increased $7.9 million, or 5.6%, to $149.7 million as growth was realized in both retail and commercial accounts. Money market and savings accounts balances remained relatively unchanged at $143.1 million and $98.6 million at March 31, 2018. Total borrowings, consisting entirely of advances from the FHLB, decreased $9.7 million as compared to December 31, 2017.

Stockholders' equity. Stockholders' equity increased $858 thousand to $60.1 million, primarily due to earnings, partially offset by a decrease in the fair value of available-for-sale securities during the three month period and dividends paid. At March 31, 2018, the Company's ratio of stockholders' equity-to-total assets was 7.31%, compared to 7.36% at December 31, 2017.

About Wellesley Bancorp

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 105 years.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2018	2017
Interest and dividend income:
Interest and fees on loans and loans held for sale	$ 7,227	$ 5,977
Other interest and dividend income	612	508
Total interest and dividend income	7,839	6,485
Interest expense	1,817	1,269

Net interest income	6,022	5,216
Provision for loan losses	65	--

Net interest income, after provision for loan losses	5,957	5,216

Total non-interest income	578	521

Non-interest expenses:
Salaries and employee benefits	2,721	2,609
Occupancy and equipment	718	696
Data processing	234	201
FDIC Insurance	168	147
Professional fees	198	173
Other general and administrative	519	467
Total non-interest expenses	4,558	4,293

Income before income taxes	1,977	1,444
Provision for income taxes	540	563

Net income	$ 1,437	$ 881

Other Data:
Return on average assets (1)	0.71%	0.52%
Return on average equity (1)	9.49%	6.35%
Net interest margin (1)	3.03%	3.14%
Earnings per common share:
Basic	$0.60	$0.37
Diluted	$0.58	$0.36
Weighted average shares outstanding:
Basic	2,392,592	2,358,074
Diluted	2,485,222	2,441,993
Stockholders' equity to total assets at end of period	7.31%	8.01%
Book value per common share at end of period	$23.98	$22.69
Effective tax rate	27.31%	38.99%
Nonperforming loans to total loans at end of period	0.18%	0.10%

(1) Three month periods annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (Dollars in thousands) (Unaudited)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$ 51,461	$ 28,562
Securities available for sale, at fair value	67,209	66,486
Federal Home Loan Bank of Boston stock, at cost	5,864	5,937

Loans	685,727	692,455
Less allowance for loan losses	(6,218)	(6,153)
Loans, net	679,509	686,302

Bank-owned life insurance	7,592	7,535
Premises and equipment, net	3,329	3,470
Other assets	6,928	7,103

Total assets	$ 821,892	$ 805,395

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 110,631	$ 104,346
Interest-bearing	532,278	512,396
Total Deposits	642,909	616,742

Short-term borrowings	17,500	38,000
Long-term debt	88,007	77,174
Subordinated debt	9,810	9,802
Accrued expenses and other liabilities	3,563	4,432
Total liabilities	761,789	746,150

Stockholders' equity	60,103	59,245

Total liabilities and stockholders' equity	$ 821,892	$ 805,395

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550